EXHIBIT 99.1

Protext Mobility, Inc. (OTC: TXTM) Provides Shareholder Update

FORT LAUDERDALE, Fla., Nov. 19, 2025 (GLOBE NEWSWIRE) -- Protext Mobility, Inc. (OTC: TXTM) (“Protext” or the “Company”) is thrilled to share a transformative update that underscores its strategic execution, operational excellence, and exciting forward momentum, reinforcing shareholder confidence and highlighting the bright path ahead.

Debt-Free, No Dilution, Strategic Execution

Protext proudly maintains a $505 million debt-free balance sheet, with no dilution and no reverse split. Management continues to take no salary, demonstrating extraordinary commitment and aligning with shareholder interests.

The Company has engaged an independent consultant to resume voluntary EDGAR filings and is upgrading its corporate website using WordPress and live-update technology, providing timely transparency, regulatory compliance, and proactive shareholder engagement. These initiatives go well above OTCID requirements, building trust and confidence across the shareholder base.

Financial Compliance Achievements:

  IFRS-audited 2022 and 2023 financials
  2024 filings in progress, towards readiness for PCAOB/ SEC Form 10 filing ambition (note: PCAOB audit is not required for most global exchanges; IFRS is the international standard)
  Already administratively compliant, positioning Protext for a major global exchange uplist

Strategic TruLeaf LOI Support and Value Add

Protext is also pleased to acknowledge the recent strategic support received under the TruLeaf Letter of Intent (LOI). While LOIs are non-binding, TruLeaf has already delivered an initial contribution intended to support operational readiness and early-stage commercial development. This includes upfront resources such as sample products, initial inventory allocations, or infrastructure-related assistance, consistent with industry-standard approaches used to launch and scale new market channels.

Under IFRS guidelines, this strategic support is recognized as income—typically classified as a gain—which strengthens the balance sheet and enhances net profit without requiring any cash expenditure from Protext. This contribution fits directly into Protext’s broader monetization ecosystem and materially reinforces the Company’s forward momentum, operational capability, and roadmap under the LOI framework.

FX Tailwind and Operational Leverage

A portion of the Company’s seed inventory, central to its seed multiplication program, was originally recorded at 18.94 ZAR/USD. With the South African rand now approximately 16.95 ZAR/USD, Protext is positioned for a potential translational benefit in future reporting cycles, such as year-end financials.

This FX differential—similar to strategies multinational firms use to manage currency exposures—creates a potential non-operational uplift to EBITDA, supports asset positioning, and highlights the strategic value of management’s human capital and foresight.

Innovation, Monetization, and Exponential Value

Leveraging TXTM kettle technology and nanotechnology expertise, Protext converts seed inventory into active pharmaceutical ingredients (APIs) at scale. These APIs can be tokenized as real-world asset (RWA) tokens, creating cash-equivalent assets that directly enhance the balance sheet and shareholder value.

This is a true “aha moment”: FX leverage + API monetization + forward planning demonstrates the extraordinary value of the Company’s human capital and goodwill. Through the seed multiplication program, this monetization can scale exponentially, multiplying financial impact and accelerating forward momentum.

This is part of a zero-waste, green, circular economy model, where all real-world assets—including carbon credits—can also be converted into RWA tokens, driving sustainability while creating tangible financial benefits.

Global Human Capital & Advisory Board Strength

Protext is proud to welcome the Ambassador of Chad to its Advisory Board. International influencers of this caliber bring strategic insight and global perspective, helping the Company navigate transformative developments like BRICS and the African Continental Free Trade Area (AfCFTA).

This addition further confirms the value of human capital and goodwill, strengthening the Company’s roadmap for growth and international relevance, and inspiring confidence in the path ahead.

Management Alignment and Shareholder Confidence

Management continues to buy common stock on the open market through a fully disclosed, discretionary stock purchase program in the personal capacity of the Company’s President and Chairman. No shares have been sold, underscoring confidence and commitment.

CEO Statement

“Protext is at an extraordinary inflection point. Our FX tailwind, debt-free balance sheet, zero dilution, and strategic seed multiplication program, combined with TXTM kettle and nanotechnology innovation, create a true ‘aha moment’ for all of us—management and shareholders alike.

“In addition, the recent strategic support delivered under our TruLeaf LOI further strengthens our operational readiness and validates the commercial pathway we have been building. This contribution aligns directly with our broader monetization model, supports the scalability of our seed-to-API ecosystem, and enhances our balance sheet through IFRS gain recognition—all without requiring cash expenditure. It is a meaningful early demonstration of the value embedded in our LOI partnerships and the confidence external stakeholders have in Protext’s long-term vision.

“The ability to transform APIs into tokenized real-world assets, exponentially scaling through our seed program, showcases the unique value of our human capital and goodwill. Along with resumed EDGAR filings, upgraded website/live-update tech, IFRS-audited 2022 and 2023 financials, and 2024 filings in progress towards PCAOB/ SEC Form 10 filings ambitions (PCAOB not required for most global exchanges), plus the addition of international advisory expertise, this positions us for unprecedented forward momentum and sustained shareholder value creation. We are deeply grateful for the trust, confidence, and partnership of our shareholders. Together, WE are building the future of Protext—boldly, transparently, and with limitless potential.”

Looking Ahead

As Protext charts a clear roadmap for growth, including potential uplisting to major exchanges, the Company is well-positioned to translate innovation, operational leverage, and strong governance into tangible shareholder value.

All we need is the continued support and trust from our shareholders. This is a WE journey—a shared path where our collective vision, patience, and belief fuel forward momentum. We extend a state of patient gratitude for your partnership. It ain’t “if”—it’s what we are building together.

About Protext Mobility, Inc. (OTC: TXTM)

Protext Mobility is focused on the research, testing, and development of highly bioavailable, nanotechnology-based botanical formulations for nutraceutical and pharmaceutical applications. Through proprietary live plant extraction technologies, the company aims to advance plant-based therapeutics that address wellness and health needs globally.

Investor & Media Contact:
Dylon Du Plooy – dylon@rsammd.co.za
Dr. J – exportintl@aol.com

Follow Us:
X: https://x.com/ProtextP

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of applicable securities laws. Actual results may differ materially due to market conditions, foreign exchange fluctuations, operational execution, regulatory requirements, and other risks detailed in the Company’s filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements.